EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement ("Agreement"), dated as of April 15, 1999, is between Network Systems International, Inc., a Nevada corporation (the "Company"), and Christopher N. Baker ("Executive"). The Company and Executive are collectively referred to in this Agreement as the "Parties."

     The Company desires to retain the services of Executive, and Executive desires to be employed by the Company, in accordance with this Agreement.

     In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1.     Employment.   Executive  shall  be  employed  by  the
Company, and the Company shall employ Executive, on the terms and conditions set forth in this Agreement.

          (a) Duties. During the Term (as defined herein), Executive shall be employed as the President and Chief Operating Officer of the Company. Executive shall have such authority and shall perform such duties as are customary for such positions and as may be specified by the Bylaws of the Company including responsibility for the following departments of the Company: accounting/finance, human resources, legal, investor relations, and strategic planning. Executive shall, subject to the direction and instruction of the Chairman (the "Chairman") of the Board of Directors (the "Board"), (a) perform all duties incident to Executive's employment hereunder; (b) promote the interests of the Company; and (c) perform such other duties appropriate for Executive's position as the Chairman may from time to time reasonably direct.

          (b) Full-Time Executive. Executive shall devote his full time (except for permitted vacation time and absence for any illness or disability), attention, and efforts to the performance of his duties under this Agreement.
     Executive may, however, engage in civic, charitable, investing, and professional or trade activities so long as those activities do not interfere with the performance of his duties under this Agreement.

     2.    Term.   The term of Executive's employment under  this
Agreement (the "Term") shall be as follows:

          (a) Initial Term. The Term shall commence on the date of this Agreement and shall expire at 11:59:59 p.m., Eastern Time, April 15, 2002, as may be extended pursuant to Section 2(b), unless Executive's employment hereunder is earlier terminated pursuant to Section 6.

          (b) Extended Term. Upon the expiration of the Term described in Section 2(a), or of any subsequent extension of the Term described in this Section 2(b), the Term shall be extended, without the need for any action by either Party, for additional consecutive one-year terms, (i) unless the Company notifies Executive, at least 180 days before the expiration date, that the Company does not wish to extend the Term, or (ii) Executive notifies the Company, at least 90 days before the expiration date, that Executive does not wish to extend the Term. If such a notice of non-extension is timely given, the Term will expire at the end of the initial Term or renewal Term in effect at the time of that notice.

     3.   Compensation.

          (a) Base Salary. During the Term, the Company shall pay Executive for his services an annual base salary of $200,000.00, payable in substantially equal installments in accordance with the Company's normal payroll procedures. Executive's base salary will be reviewed annually by the Chairman or the Compensation Committee of the Board and may be increased at the discretion of the Chairman or the Compensation Committee of the Board. Executive's annual base salary in effect from time to time, exclusive of any other compensation hereunder, is hereinafter called the "Base Salary."

          (b) Annual Bonus. In addition to the Base Salary payable to Executive, Executive shall be entitled to receive additional cash compensation, as of the end of each fiscal year of the Company during the Term, as an incentive bonus. The additional cash compensation will be dependent upon Executive's achieving stated performance objectives for the fiscal year. The Chairman or the Compensation Committee of the Board, in consultation with Executive, will determine the performance objectives and bonus opportunity in accordance with the Company's annual budgeting and planning process. The bonus shall be earned upon satisfaction of the performance objectives and shall be payable promptly after the end of the fiscal year, but in no event later than December 31 of each calendar year for the prior fiscal year of the Company.

          (c) Participation in Executive-Benefit Plans. Executive shall be entitled to participate in any and all health and insurance, disability (including the Long-Term Disability Plan for Senior Executives as may be amended from time to time), and other welfare benefit plans; profit-sharing plans; long-term incentive compensation plans; stock award, stock option, or other stock-related compensation plans; and other benefits, plans, or arrangements provided or available generally to senior executives of the Company in effect during the Term (collectively, "Benefit Plans"). Executive's participation in any or all of the Benefit Plans will be subject to the terms and conditions of the Benefit Plans as they may hereafter be amended or restated (or discontinued) by the Company, including the satisfaction of all applicable eligibility requirements and vesting provisions of the Benefit Plans. Notwithstanding and in addition to the foregoing, Executive shall be entitled to the following benefits during the Term:

               (i)   The  Company  shall  provide  Executive   an
          automobile consistent with the automobiles provided to other senior executives of the Company.

               (ii) The Company shall reimburse Executive for all regular monthly dues and charges of a Greensboro, North Carolina area country club chosen by Executive. However, Executive shall remain responsible for payment of any initiation fee and all personal charges.

               (iii) The Company shall reimburse Executive for all costs and expenses incurred in connection with Executive's relocation to the Greensboro, North Carolina area, including, real estate commissions and closing costs (both on the sale of Executive's existing home and the purchase of new home), moving expenses for household goods, expenses of temporary living pending purchase of a new home, travel expenses to look for housing. Executive shall receive an additional payment from the Company in an amount such that after payment by Executive of all taxes imposed upon Executive as a result of the relocation payments and reimbursements in this Section 3(c)(iii), Executive will retain a net after-tax benefit that is equal to the amount of such payments and reimbursements.
               (iv) The Company shall provide Executive with a term life insurance policy (with premiums thereon paid by the Company) with a face amount of at least $500,000 payable to the beneficiaries designated by Executive.

          (d)   Vacation.   Executive will be  entitled  to  paid
     vacation,   in   accordance  with  the  Company's   vacation
     policies, practices, and procedures, of at least three weeks each calendar year.

          (e) Tax Withholding. The Company may deduct from any compensation or other amount payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal, or other such taxes or governmental charges as may now be in effect or that may hereafter be enacted or required.

     4. Stock Options. In connection with the execution of this Agreement, Company and Executive are entering into that certain Stock Option Agreement, of even date herewith, between the Company and Executive (the "Stock Option Agreement"), pursuant to which the Company is granting Executive the right to purchase up to 500,000 shares of the Company's common stock on the terms provided therein. The parties acknowledge that such option agreement is a material inducement to Executive entering into this Agreement.

     5.   Reimbursement; Indemnification.

          (a) Reimbursable Expenses. Executive shall be entitled to reimbursement from the Company, in accordance with the relevant policies, practices, and procedures of the Company, for all reasonable business expenses incurred by Executive in performing his duties under this Agreement.

          (b) Indemnification. Executive shall have rights to indemnification and advancement of expenses to the maximum extent allowed by applicable law. The Company shall maintain directors' and officers' liability coverage for Executive to the same extent as provided generally to other executive officers of the Company.

     6. Cessation of Employment. The Company may terminate Executive's employment at any time, either with or without Cause; provided the Company complies with this Section 6 and the other provisions of this Agreement. Executive may terminate his employment at any time with Good Reason or upon 90 days notice without Good Reason; provided Executive complies with this
Section 6 and the other provisions of this Agreement. The Parties' respective rights and obligations upon a Termination Date (as hereinafter defined) are as provided in this Section 6.

          (a) Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

               (i) "Disability" means a permanent and total disability, which shall be deemed to exist (y) if Executive is unable reasonably to perform his duties under this Agreement because of any medically determinable physical or mental incapacity that has lasted or can reasonably be expected to last for at least 180 consecutive days and (z) a qualified independent physician selected by or acceptable to the Chairman and Executive (or his legal representative) confirms such disability. If Executive (or his legal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician, and those two physicians shall select a third. The determination of Disability by such third physician, made in writing to the Company and
          Executive,  shall  be  final  and  conclusive  for  all
          purposes of this Agreement. All costs of the physician(s) shall be borne by the Company. In this circumstance, Executive shall, if there is any question about his Disability, submit to a physical examination.

               (ii) "Cause" means any of the following:

               (A) The continued failure of Executive to substantially or satisfactorily perform his duties under this Agreement in accordance with the Company's reasonable performance standards for Executive, other than any such failure resulting from death or a Disability.

               (B) (i) The conviction of Executive for, Executive's pleading nolo contendre to an allegation of, fraud, embezzlement, theft or another felony (excluding a traffic violation), or (ii) the Executive's commission of, fraud, embezzlement, theft, or another felony (excluding a traffic violation) in the performance of his duties to the Company.

               (C) Any willful and continued act or omission by Executive that, in the good-faith judgment of the Board, is demonstrably and materially injurious to the Company's business or reputation.

               (D) A willful and continued breach of any of Sections 8, 9, and 10.

          No act or omission under any of subsections (A), (C) and (D) of this Section 6(a)(ii) shall constitute "Cause" (and will not be considered "willful and continued") unless such act or omission continues after the Board (x) provides Executive written notice describing the particular act(s) or omission(s) which the Board believes in good faith to constitute Cause,
          (y)  provides  Executive  an opportunity,  as  soon  as
          reasonably possible, but in no event greater than 30 days following that notice, to meet in person with the Board to explain or defend the alleged act(s) or omission(s) and, to the extent practicable, to cure such act(s) or omission(s), and (z) following the expiration of such notice and cure period, determines that such act(s) or omission(s) have not been cured. Executive shall further have the right to contest an allegation of Cause by requesting arbitration of that issue in accordance with Section 12.

               (iii)       "Good  Reason"  means   any   of   the
          following:

               (A) Executive is not elected or appointed to, or is removed from, the position of either President or Chief Operating Officer of the Company by the Board for any reason, other than for Cause or by reason of Executive's death or Disability;

               (B) Executive is assigned duties and responsibilities that are inconsistent, in any material respect, with the scope of duties and responsibilities associated with Executive's position of President and Chief Operating Officer of the Company;

               (C) the Company fails to timely pay Executive any amounts otherwise vested and due hereunder, including any bonus, and such failure continues for ten business days following written notice of nonpayment to the Company; provided Executive shall not be required to give the Company more than one such notice in any twelve consecutive month period;

               (D) the taking of any action by the Company which would adversely affect Executive's participation in, or materially reduce Executive's benefits under any Benefit Plans (other than stock, stock option, or other incentive compensation plans), unless reduced in the same proportion for all other executives of the Company; or

               (E) the failure of the Company to provide Executive with the number of paid vacation days or the other perquisites to which Executive is entitled under Sections 3(c)(i),
                    (ii) or (iv).

          Nothing described above in this Section 6(a)(iii) shall constitute "Good Reason" unless Executive (x) provides the Board written notice of the occurrence of any act(s) or omissions(s) described above that may constitute Good Reason describing the particular act(s) or omission(s) which Executive believes in good faith to constitute Good Reason, (y) provides the Board an opportunity, within 30 days following delivery of that notice, for the Board to explain or defend the alleged act(s) or omission(s) and to cure such act(s) or omission(s), and (z) following the expiration of such notice and cure period, determines that such act(s) or omission(s) have not been cured. The Company shall have the right to contest an allegation of Good Reason by requesting arbitration of that issue in accordance with Section 12.

               (iv) "Change of Control" means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") whether or not the Company in fact is required to comply with Regulation 14A. Notwithstanding the foregoing, a change of control shall be deemed to have occurred if:

               (A) Any "person" (as used in Section 13(d) of the Exchange Act), other than Robbie Efird, becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange
                    Act), directly or indirectly, of equity securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding equity securities.

               (B) The Company shall reorganize or merge with or consolidate into any other entity, other than a reorganization, merger, or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger, or consolidation.

               (C) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company assets.

               (D) During any period of 24 consecutive months (not including any period before the date of this Agreement), at least a majority of the Board ceases to consist of individuals who have served continuously on the Board since the beginning of such 24-month period unless the election of directors during such period, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who shall at that time have served continuously on the Board since the beginning of such 24-month period.

               (v) "Successor" means any person who or which acquired all or substantially all of the assets or business or all or substantially all of the equity securities of the Company, whether by purchase, reorganization, merger, consolidation, or otherwise, in a transaction or series of transactions constituting or causing a Change of Control.

               (vi) "Termination Date" means (A) the date the Term expires without termination upon notice of a Party pursuant to Section 2(b), (B) the date of Executive's death, (C) the third business day after the date on which the Company gives notice of termination of Executive's employment because of Disability, or (D) the date of termination specified in any other Notice of Termination (as hereinafter defined) of Executive's employment, or if not specified in the Notice of Termination, the date that Notice of Termination is given.

               (vii)      For  purposes  of  the  definition   of
          "Change of Control," a person has "control" over another person if that first person has the power, direct or indirect, to direct the management and policies of that other person.

               (viii)     No  act or omission shall be considered
          "willful" if Executive believed in good faith that such acts or omissions were in, or at least not opposed to, the best interests of the Company.

          (b)   Expiration  or Termination Generally.   Upon  the
     occurrence of a Termination Date, the Company shall pay or provide Executive the following:

               (i) Any Base Salary earned by, but not yet paid to, Executive through the Termination Date;

               (ii)  Any  annual bonus (as described  in  Section
          3(b)) that has been earned by, but not yet been paid to, Executive through the Termination Date;

               (iii) All benefits, or (at the Company's option) the cash equivalent of all benefits, that have been earned by or vested in, and are payable to, Executive under, and subject to the terms (including all eligibility requirements) of, the Benefit Plans in which Executive participated through the Termination Date;

               (iv) All reimbursable expenses due, but not yet paid, to Executive as of the Termination Date under
          Section 5; and

               (v) An amount equal to Executive's accrued and unused vacation in accordance with Company policy.

     Any amounts due under Section 6(b)(ii) shall be paid in the same manner and on the same date(s) as would have occurred if Executive's employment under this Agreement had not ceased. The amounts or benefits due under Section 6(b)(iii) shall be paid or provided in accordance with the terms of the Benefit Plans under which such amounts or benefits are due to Executive. The amounts due under Sections 6(b)(iv) and 6(b)(v), if any, shall be paid in accordance with the terms of the Company's policies, practices, and procedures regarding reimbursable expenses and accrued and unused vacation, respectively. Except as expressly provided in the following subsections of this Section 6, upon paying or providing Executive the preceding amounts or benefits, the Company shall have no further obligation or liability under this Agreement for Base Salary or any other cash compensation or for any benefits under any of the Benefit Plans. Upon the occurrence of a Termination Date, and without any written resignation, Executive shall be deemed to have resigned from any position as an officer or director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors that Executive then holds.

          (c) Termination Upon Disability. If a Termination Date occurs due to notice by the Company because of Disability, Executive (or his legal representative) shall be entitled to receive from the Company any benefits under the Long Term Disability Plan for Senior Executives, as may be amended from time to time.

          (d) Termination Without Cause or for Good Reason. If Executive's employment is terminated either by the Company without Cause or by Executive for Good Reason, then Executive shall be entitled to receive the following from the Company, as liquidated damages (the "Severance Payment"):

               (i) an amount equal to the greater of (y) Executive's Base Salary, as in effect at the Termination Date, paid for the remainder of the Term, or (z) the Base Salary, as in effect on the Termination Date (i.e., one year's salary);

               (ii) the insurance required by Section 6(g); and

               (iii) the amount incurred by Executive for all legal fees and expenses as a result of such termination incurred in successfully seeking to obtain or enforce any right or benefit provided by this Agreement or the Stock Option Agreement.

     The portion of the Severance Payment described in clause (i) above shall be paid in a lump-sum payment. The Severance Payment shall be in addition to the amounts or benefits to which Executive is entitled under Section 6(b) and any rights Executive may have under the Benefit Plans. The Company will promptly make the Severance Payment within ten business days after the Termination Date.

          (e) Termination for Cause or Without Good Reason. If Executive's employment is terminated either by the Company for Cause or by Executive without Good Reason, or a Termination Date occurs due to Executive's death, then Executive shall not be entitled to any payments other than the amounts or benefits to which Executive is entitled under
     Section 6(b).

          (f) Change of Control. If a Successor does not assume this Agreement, such event shall be considered a termination without Cause by the Company. If Executive's employment is terminated by notification to Executive from the Company or a Successor under Section 2(b) that it does not wish to extend the Term, and the Termination Date associated with such notice occurs within 18 months following a Change of Control, Executive shall be entitled to receive the Severance Payment as liquidated damages on such Termination Date.

          (g) Insurance. Unless Executive is terminated for Cause, the Company shall maintain or cause to be maintained in full force and effect for a period of two years from the Termination Date all health and dental insurance in which Executive participated or was entitled to participate immediately prior to the Termination Date, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. If Executive's participation in any such plan or program is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plan or program. At the end of such two year period, Executive will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans or programs. The Company shall pay any and all premiums associated with maintaining such insurance coverage.

          (i) No Mitigation. Executive will not be obligated to seek or secure new employment or to become self-employed after the Termination Date, and there will be no offset against any Severance Payment or other severance benefit under this Agreement on account of any remuneration or benefits from any subsequent employment (including self-employment) that Executive may obtain after the Termination Date.

          (j) Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party. A "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     7. Excise Tax. Solely for purposes of this Section 7, the term "Termination Payment" includes not only the Severance Payment and other amounts described in Section 6 but also any other payment or benefit received or to be received by the Executive in the nature of compensation within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder, specifically including any benefit received by the Executive from the accelerated vesting of any stock options. If any Termination Payment becomes subject to the excise tax (the "Excise Tax") imposed under section 4999 of the Code, the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on any Termination Payment (and Excise Tax upon the payment provided for by this Section 7), shall be equal to the Termination Payments. For purposes of determining whether any of the Termination Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          (a) any other payment or benefit received or to be received by Executive in connection with a Change of Control of the Company and Executive's subsequent termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions resulted in the Change of Control of the Company or any person affiliated with the
     Company or such person) shall be treated as a "parachute payment" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as such term is defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax,

          (b) the amount of the Termination Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Termination Payments and (2) the amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (after applying clause (a) above), and

          (c) the value of any non-cash benefit, deferred payment or other benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Executive's termination of employment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Termination Payments.

     8. Confidential Information. The Company will provide Executive, during the Term, access to various trade secrets, confidential information, and proprietary information of the Company (which, in this Section 8 as well as in Sections 9 and 10, shall include the Company's subsidiaries and affiliates) which are valuable and unique to the Company ("Confidential Information"). Confidential Information includes the Company's compilations of and analyses and other records regarding its customers and prospective customers and the terms (including pricing) of products and services offered and sold by the Company and other information concerning the Company's business, methods, processes, research data, marketing, personnel and finances. Executive shall not, either during the Term or at any time thereafter, use any of the Confidential Information or disclose any of the Confidential Information to any person who is not an employee or agent of or engaged to render services to the Company, except to perform his duties under this Agreement or otherwise with the Company's prior written consent. Nothing in this Section 8 shall preclude Executive from the use or disclosure of information that (a) is or becomes publicly available other than as a result of a disclosure by Executive,
(b) is in the possession of or known to Executive, prior to his receipt from the Company, or (c) is or becomes available to Executive on a non-confidential basis from a source (other than Executive) which, to the best of Executive's knowledge after due inquiry, is not prohibited from disclosing such information to Executive by a legal, contractual or fiduciary obligation to the Company. All Confidential Information and all other files, records, documents, information, data, and similar items relating to the business or affairs of the Company, whether prepared by Executive or otherwise coming into his possession, and all other items belonging to the Company, shall remain the exclusive property of the Company and shall not be removed from the Company's premises, except in the ordinary course of business as part of Executive's performance of his duties under this Agreement, and (in any event) shall be promptly returned or delivered to the Company (without Executive's retaining any copies) upon the occurrence of a Termination Date.

     9. Non-Solicitation and Non-Competition. Executive shall not, at any time during the Term and, subject to the provisions of Section 9(c), within the 12 consecutive months following the Termination Date, either directly or indirectly, on his own behalf or in the service or on behalf of others:

          (a)   Intentionally  solicit,  recruit,  or  hire,   or
     intentionally attempt to solicit, recruit, or hire, any employee of the Company, or in any other manner attempt to induce any employee of the Company to leave the employ of the Company. References in this Section 9(a) to "any employee" shall include any person who was an employee of the Company at any time within the six consecutive months preceding the Termination Date.

          (b) Anywhere in, into, or from the United States, intentionally solicit, divert, or appropriate to or for, or intentionally attempt to solicit, divert, or appropriate to or for, any business that competes with the Company in the development and marketing of enterprise-wide software products for complex manufacturers emphasizing sales order processing, enterprise resource planning, manufacturing execution, and distribution management (a "Competing Business"). For the purpose of this Section 9(b), Executive acknowledges, represents, and agrees that (i) the Company has provided and agreed to provide him, and he has received and will receive from the Company, special experience and knowledge, including the Confidential Information, (ii) because the Confidential Information is valuable to the Company, its protection constitutes a legitimate interest to be protected by the Company by enforcement of the restrictions in this Section 9(b), (iii) the enforcement of the restrictions in this Section 9(b) would not be unduly burdensome to Executive and, to induce the Company to enter into this Agreement, Executive is willing and able to engage in activities that are not subject to restriction pursuant to this Section 9(b), (iv) this Section 9(b) is, and will be construed as, ancillary to and independent of any other provision of this Agreement, and (v) the restrictions in this Section 9(b) regarding duration, geographic area, and scope of activity are reasonable.

          (c)     The    non-solicitation   and   non-competition
     provisions of Sections 9(a) and 9(b) shall apply only if either of the following conditions is satisfied:

          (i) If Executive's employment is terminated either by the Company without Cause or by Executive, whether or not for Good Reason, and the Company elects to pay Executive an amount equal to the Base Salary (i.e., one year's salary), as in effect at the Termination Date (the "Non-Compete Payments") for the 12 consecutive months following the Termination Date (the "Post-Termination Non-Competition Period"). The Non-Compete Payments shall be paid, at the Company's discretion, either
               (x) at the dates on which Executive's Base Salary would have been payable if Executive's employment under this Agreement had not been terminated, (y) in a lump-sum payment, or (z) in a combination of clause (x) and clause (y) above. The Non-Compete Payments shall be in addition to the amounts or benefits to which Executive is entitled under
               Section 6. The Company shall notify Executive in writing within 15 days after the Termination Date of its election to make the Non-Compete Payments and extend the provisions of Sections 9(a) and 9(b) to the Post-Termination Non-Compete Period. If the Company elects to make the Non-Compete Payments and notifies Executive of such election within such 15-day period, such election shall be irrevocable and the Company shall be obligated to make the Non-Compete Payments to Executive. If the Company fails to notify Executive within such 15-day period, the Company shall be deemed to have rejected the option and the provisions of Sections 9(a) and 9(b) shall not apply (subject to Section 9(c)(ii) below). The Company will commence or make the Non-Compete Payments within 20 days after the Termination Date. At any time on or after the Company begins to pay the portion of the Non-Compete Payment in intervals under clause (x) above, the Company may make a lump-sum payment of all remaining amounts of the Non-Compete Payment.

          (ii) Executive's  employment  is  terminated   by   the
               Company for Cause.

     10.  Developments.

          (a) Disclosure of Developments. Executive shall promptly disclose to the Company all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Executive, by himself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term that (i) are or relate to the properties, assets, or existing or contemplated business or research activities of the Company, or (ii) arise out of or result from, directly or indirectly, the use of the Company's time, labor, materials, facilities, or other resources ("Developments").

          (b) Assignment and Cooperation. Executive hereby assigns, transfers, and conveys to the Company, and hereby agrees to assign, transfer, and convey to the Company during or after the Term, all of his right and title to and interest in all Developments. Executive shall, from time to time upon the request of the Company during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions that, in the reasonable judgment of the Company or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to the Company or to enable the Company to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any such patent, trademark, registration, or copyright. The Company will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will reimburse Executive for all reasonable expenses incurred by him in complying with this Section 10.

     11. Reformation and Severability. The Parties intend all provisions of Sections 8, 9, and 10 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Section 8, Section 9, or Section 10 is too broad to be enforced as written, the Parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that each of the agreements set forth in Sections 8, 9, and 10 constitutes a separate agreement independently supported by good and adequate consideration, shall be severable from the other provisions of this Agreement, and (with this Section 11)
shall survive the occurrence of a Termination Date. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     12.  Dispute Resolution.

          (a)   Arbitration.  The exclusive remedy or  method  of
     resolving all disputes or questions arising out of or relating to this Agreement or the expiration or termination of Executive's employment hereunder shall be arbitration held in Greensboro, North Carolina. Nevertheless, although disputes or questions arising out of or relating to any of Sections 8, 9, and 10 shall be subject to arbitration, the Company may seek and obtain injunctive relief from any court of proper jurisdiction to enforce or protect its rights under Sections 8, 9, and 10 pending such arbitration. Any arbitration may be requested or initiated by a Party by written notice to the other Party specifying the subject of the requested arbitration and appointing the notifying Party's arbitrator ("Arbitration Notice").

          (b) Arbitrators. Arbitration shall be before three arbitrators, one to be appointed by the Company, a second to be appointed by Executive, and a third to be appointed by the two arbitrators chosen by the Company and Executive. All such arbitrators shall be selected from a list of potential arbitrators provided by the American Arbitration Association. The third arbitrator shall act as chairman. If either Party fails to appoint an arbitrator by written notice to the other Party within ten days after the Arbitration Notice is given or the two arbitrators appointed by the Parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, then the American Arbitration Association in Greensboro, North Carolina, upon application of a Party shall appoint an arbitrator to fill that position.

          (c) Award and Costs. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration shall be borne by the Company and/or Executive as determined by the arbitrators. The arbitration determination or award shall be final and conclusive on the Parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

     13.  Miscellaneous.

          (a) Notices. Any notice, consent, demand, request, approval, or other communication to be given under this Agreement by one Party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day or overnight local courier service, or (iv) delivered by facsimile transmission, in any event to the address or number set forth below or to such other address or number as may be designated by either or both of the Parties from time to time in accordance with this Section 13(a):
          If to the Company:       Network Systems International,
                              Inc.
                              200 North Elm Street
                              Greensboro, North Carolina 27401
                              Attention: Robbie M. Efird
                              Fax No.: (336) 217-0852

          If to Executive:         Mr. Christopher N. Baker
                              200 North Elm Street
                              Greensboro, North Carolina 27401

     Notices delivered personally or by overnight express delivery service or by local courier service shall be deemed given and received as of actual receipt. Notices mailed as described above shall be deemed given and received three business days after mailing or upon actual receipt, whichever is earlier. Notices delivered by facsimile transmission shall be deemed given and received upon receipt by the sender of the transmission confirmation.
          (b) Entire Agreement. This Agreement and the option agreement referred to in Section 4 replace and supersede any and all other agreements and understandings of any kind, either oral or written, between the Parties with respect to the subject matter of this Agreement and contain all of the covenants and agreements between the Parties with respect to the subject matter of this Agreement.

          (c) Modification. No change or modification of this Agreement will be valid or binding upon the Parties, nor will any waiver of any term or condition be so binding, unless the change or modification or waiver is in writing and signed by both Parties.

          (d) Governing Law and Venue. This Agreement and the obligations and undertakings of the Parties under this Agreement are performable in Greensboro, North Carolina. This Agreement and all matters related hereto shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

          (e) Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one document.

          (f) Estate. If Executive dies during his employment hereunder, any amounts due him from the Company under this Agreement as of the date of his death shall be paid to his estate or heirs.

          (g) Assignment. The Company shall not have the right to assign this Agreement, except to a Successor. The rights, duties, and benefits to Executive hereunder are unique and personal to him, and no such right, duty, or benefit may be assigned by him.

          (h) Binding Effect; Survival. This Agreement is binding upon the Parties, together with their respective executors, administrators, successors, personal representatives, heirs, and permitted assigns. The respective rights and obligations of the Parties under this Agreement shall survive the expiration or termination of the Term to the extent necessary to give full effect to those rights and obligations.

          (i) Waiver of Breach. Any waiver by a Party of a breach of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any other or any subsequent breach.

          (j)  Certain Defined Terms.  As used in this Agreement,
     (i) "Section" means a Section of this Agreement unless otherwise indicated, (ii) except as otherwise defined in
     Section 6(a)(iv)(A), "person" means an individual or any corporation, partnership, trust, unincorporated association, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or other governmental agency, (iii) "include" and "including" shall not denote or signify any limitation, (iv) "herein," "hereof," "hereunder," and similar terms are references to this Agreement as a whole and not to any particular provision of this Agreement, and (v) "business day" means any Monday through Friday other than any such weekday on which the executive offices of the Company are closed.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

                              NETWORK SYSTEMS INTERNATIONAL, INC.

                              /s/ Robbie M. Efird

                              By:    Robbie   M.   Efird,   Chief
                              Executive Officer



                              /s/ Christopher N. Baker

                              CHRISTOPHER N. BAKER